Exhibit 99.2
The GEO Group, Inc.
Corporate Headquarters
One Park Place, Suite 700
621 Northwest 53rd Street
Boca Raton, Florida 33487
March 13, 2006
MAIN TEL : 561 893 0101
TOLL FREE : 866 301 4436
www.thegeogroupinc.com
Board of Directors
c/o Mr. Robert R. Veach, Jr.,
Chairman of the Board
CentraCore Properties Trust
11376 Jog Road, Suite 101
Palm Beach Gardens, FL 33418
Dear Ladies and Gentlemen:
Please be advised that on the fourth quarter 2005 earnings conference call of The GEO Group, Inc. held earlier today, I announced GEO’s intent to restructure its relationship with Centracore Properties Trust (“CPT”). The following is a summary of my remarks during the scripted portion of the call:
•	In 1998, the original need for GEO’s sponsorship and creation of CPT was to provide GEO with a means to source capital for growth due to its former corporate parent’s prohibition against the selling of stock or the incurrence of debt by GEO.

•	In its present situation, as a fully independent company, GEO is not capital constrained and has a number of avenues available to it to raise capital, including the equity markets, bank debt, corporate bonds and government sponsored bonds like those involved in several of GEO’s new facilities under development.

•	All of these financial avenues provide a lower cost of capital than GEO’s present lease rates with CPT, which are approximately 12 percent at this time.

•	Accordingly, GEO has a duty to its shareholders to seek the most cost-effective available sources of capital in order to best manage and grow the company.

•	That duty has led GEO to make a number of decisions:
•	GEO’s first decision is to not renew its 15-year Right to Purchase Agreement with CPT when it expires in 2013, thus eliminating GEO’s obligation to provide CPT with the right to acquire future company-owned facilities that are covered by that agreement after that date.

•	Second, during the interim, GEO does not anticipate developing any new projects using CPT financing. GEO expects that for the foreseeable future it will be able to achieve a lower cost of capital and higher earnings by accessing development capital through government-supported bond financing or third party financing.

•	Third, with regard to the Jena, Louisiana facility, unless GEO finds a new client in the very near future allowing it to reactivate the facility on a profitable basis, GEO will not renew that lease in 2010 and will no longer be required to make the annual lease payment of approximately $2.1 million dollars after that date.

•	Fourth, with respect to the other ten facilities that GEO leases from CPT, seven of which expire in April 2008, GEO has acquired property in close proximity to several of the properties leased from CPT and is researching available sites near the other CPT leased properties. These steps have put GEO in a position to conduct a comprehensive review of government-sponsored financing and third-party ownership alternatives that may be available to it.

•	It is possible that GEO may elect to not exercise its exclusive option to renew certain of the expiring CPT leases in favor of the construction and development through government-sponsored bonds or other third party financing of new replacement facilities in close proximity to the facilities covered by the expiring leases. In such cases, with the approval of GEO’s clients, GEO would transition its contracted inmate population to the new facilities prior to the lease expiration date in April 2008.
•	While GEO has complete respect for CPT as a professional organization guided by a conscientious Board of Directors, GEO believes that these decisions will best serve its shareholders’ interests, allowing GEO to better manage and grow by accessing the lowest cost of capital available to it.
As you may know, GEO has until late October 2007 to exercise its option to renew the leases scheduled to expire in April 2008.
I welcome any questions or comments you may have regarding the statements above.
Sincerely,
/s/ George C. Zoley
George C. Zoley
Chairman and Chief Executive Officer
The GEO Group, Inc.

cc:	Wayne Calabrese, Vice Chairman and President Jerry O’Rourke, Chief Financial Officer David N.T. Watson, Treasurer and Vice President — Finance